Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Bob Kampstra 262-636-2919  r.r.kampstra@na.modine.com

Modine Reports First Quarter Fiscal 2012 Net Earnings of $13.1 million and Diluted EPS of $0.28

RACINE, WI, July 28, 2011 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported its financial results for the first quarter ended June 30, 2011.  Highlights versus the same period last year include:

•	Sales were $418 million, up 21 percent;
•	Gross profit increased 18 percent to $69.4 million;
•	Operating income of $20.0 million represented a $3.2 million or 19 percent improvement; and
•	Net earnings were $13.1 million, resulting in diluted earnings per share of $0.28 versus $0.11.

“Our quarterly results included improved sales across all of our business segments, resulting in higher operating income and earnings per share compared to the same quarter one year ago,” said Modine President and Chief Executive Officer Thomas A. Burke.  “We remain on the path to achieve our near-term objective of 11 to 12 percent return on average capital employed by the end of fiscal 2013.  In addition, we were very proud to have celebrated our 95th anniversary as an independent company during this quarter.  We are very fortunate to have a dedicated workforce around the globe focused on our core competencies and business goals of building a stronger company.”

First Quarter Financial Results
Net sales in the first quarter of fiscal 2012 improved $72.3 million, or 21 percent, from the first quarter of fiscal 2011, with increases primarily within the commercial vehicle and off-highway markets in North America, and the commercial vehicle and premium automotive markets in Europe, in addition to growth in the Original Equipment – Asia segment.  Excluding the favorable impact of foreign currency exchange rate changes, sales increased approximately 13 percent from the same period one year ago.  Gross profit increased 18 percent, or $10.5 million, on the increased sales volumes and a $4.5 million favorable impact of foreign currency exchange rate changes, resulting in a gross margin of 16.6 percent.  Selling, general and administrative (SG&A) expense decreased as a percentage of sales to 11.8 percent, which is within our target range of 11 to 12 percent.  SG&A expense increased $7.2 million year over year.   Operating income increased to $20.0 million, up 19 percent from the first quarter of fiscal 2011, mainly as a result of the improved sales volumes.  Other income of $0.1 million represents a $3.7 million improvement from other expense of $3.6 million during the same period last year due to unfavorable foreign currency translation losses on intercompany loans impacting the prior year.  Net earnings of $13.1 million represented an increase of $8.1 million, or 161 percent, from the same period last year.

Net debt was $139.1 million at the end of the quarter, an increase of $24.3 million from the end of fiscal 2011 and the company had $48.3 million in cash at the end of the quarter.  Free cash outflow of $25.4 million for the quarter includes a $5.5 million pension contribution and the expected investment in working capital as sales volumes increased.

First Quarter Segment Results
Original Equipment – Europe segment sales were up 26 percent to $166.8 million, from $132.2 million reported one year ago.  Excluding the favorable impact of foreign currency exchange rate changes, sales increased 11 percent, primarily in the commercial vehicle and premium automotive markets.  Operating income increased $0.3 million.  Excluding the favorable impact of foreign currency exchange rate changes, operating income decreased $1.0 million.  Gross margin decreased 130 basis points from the same period last year, primarily due to a change in product mix with new program launches currently at low volumes.  SG&A expense included one-time severance costs of $1.6 million.

First Quarter Fiscal 2012 Results – Page 2

Original Equipment – North America segment sales increased 11 percent to $156.6 million, compared to $141.7 million one year ago.  The increase was driven primarily by continued recovery across all markets.  Operating income increased $0.3 million, yet decreased as a percentage of sales.  Gross margin decreased 30 basis points from the same period last year as a result of a postretirement curtailment gain recorded during the first quarter of fiscal 2011.

South America segment sales rose 30 percent to $47.9 million, compared to $36.8 million one year ago.  Excluding the favorable impact of foreign currency exchange rate changes, sales increased 16 percent, primarily in the commercial vehicle and off-highway markets.  Operating income decreased $0.6 million from the prior year to $3.2 million.  This decrease is primarily due to a lower gross margin of 18.8 percent compared to the prior year, largely caused by the strong local currency impact on export and aftermarket sales.  SG&A expense for the first quarter of fiscal 2012 included higher air freight costs and unusual personnel related matters.

Commercial Products segment sales increased 23 percent to $34.1 million, compared to $27.7 million one year ago.  Excluding the favorable impact of foreign currency exchange rate changes, sales increased 18 percent, primarily from cooling products.   Operating income increased $1.8 million to $3.4 million as a result of increased sales volumes and an improved gross margin of 27.9 percent from better operating leverage on these higher sales.

Original Equipment – Asia segment sales increased 77 percent to $21.3 million, while gross margin improved to 14.5 percent compared to a gross margin of 9.5 percent one year ago.  This performance reflects the continued growth within this segment as its start-up operations mature, particularly with increased program launch activity within the off-highway market.  This segment recorded operating income for the first time of $0.8 million compared to a loss of $0.4 million in the prior year as a result of the improved gross margin.

Outlook
“Overall, our segments delivered solid quarterly results while also launching a significant number of new programs,” said Michael B. Lucareli, Vice President, Finance, Chief Financial Officer and Treasurer.  “This launch activity will continue, particularly within the European and Asian segments, as we transform our European business and the Asia segment continues to mature.  While we need to manage this launch complexity, which continues to change our product mix, we remain confident in the full year guidance previously provided for fiscal 2012.”

The company reaffirms the following expectations for fiscal 2012:

•	A 12 to 16 percent increase in sales year over year;
•	Operating income margin in the range of 4.1 to 4.7 percent;
•	Earnings per diluted share at $0.95 to $1.05; and
•	Capital expenditures in a range of $70 to $75 million.

Conference Call and Webcast
Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, July 28, 2011 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss its fiscal 2012 first quarter.  The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com.  The dial-in phone number for the audio portion of the call is 800.901.5259; access code 97287410.  The international call-in number is 617.786.4514; access code 97287410.  Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event.  A replay of the audio and the slides will be available on the investor relations section of the Modine website at www.modine.com after August 4, 2011.  A call-in replay will be available through August 4, 2011, at 888.286.8010; access code 45576657 or, for international callers, at 617.801.6888; access code 45576657.  The company will furnish a transcript of the call to the U.S. Securities Exchange Commission, and post it on to the company’s website, after July 28, 2011.

First Quarter Fiscal 2012 Results – Page 3

About Modine
Modine, with fiscal 2011 revenues of $1.4 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment, refrigeration systems, and fuel cells. The company employs approximately 6,700 people at 27 facilities worldwide in 14 countries.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements
This press release contains statements, including information about future financial performance and market conditions, including the information provided under “Outlook,” accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, those described under "Risk Factors" in Item 1A of Part I of the company's Annual Report on Form 10-K for the year ended March 31, 2011.  Other risks and uncertainties include, but are not limited to, the following: operational inefficiencies as a result of program launches and product transfers; the impact of currency exchange rate fluctuations, particularly the value of the euro relative to the U.S. dollar; the impact on Modine of increases in commodity prices, particularly aluminum and copper and its ability to pass these prices on to customers; Modine’s continued ability to successfully execute its strategic and operational plans; the nature of the vehicular industry and the dependence of this industry on the health of the economy; costs and other effects of environmental remediation or litigation; the possibility that other or more significant issues may be identified in connection with reviews by government agencies related to trade compliance matters at the company’s Laredo, Texas warehouse and Nuevo Laredo, Mexico facility and other risks and uncertainties identified by the company in public filings with the U.S. Securities and Exchange Commission.  The company does not assume any obligation to update any forward-looking statements.

Financial Disclosures
Net debt, free cash flow and return on average capital employed (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  These non-GAAP measures are used by management as performance measures to judge liquidity and for estimating the company’s earnings growth prospects. These measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  However, these measures are not, and should not be, viewed as substitutes for the GAAP measures.  The presentations of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Net debt
The sum of short- and long-term debt, less cash on hand.  This is an indicator of the company’s debt position after considering on hand cash balances.

Definition – Free cash flow
The sum of net cash provided by (used for) operating and investing activities adjusted to exclude prepayment penalties on senior notes.  This is a liquidity measure of the cash available after funding ongoing operations and capital expenditures.

Definition – Return on average capital employed (ROACE)

Net earnings, adding back after-tax interest expense and adjusted to exclude unusual, non-recurring or extraordinary non-cash charges and cash restructuring and repositioning charges; divided by the average of debt plus shareholders’ equity; this is a financial measure of the profit generated on the total capital invested in the company before any interest expenses payable to lenders, net of any tax effect.

-- Financial tables follow --

First Quarter Fiscal 2012 Results – Page 4

Modine Manufacturing Company
Consolidated statements of operations (unaudited)

(In thousands, except per share amounts)

	Three months ended June 30,
	2011	2010 *
Net sales	$417,863	$345,532
Cost of sales	348,432	286,556
Gross profit	69,431	58,976
Selling, general and administrative expenses	49,438	42,200
Operating income	19,993	16,776
Interest expense	2,990	4,108
Other (income) expense - net	(142)	3,598
Earnings from continuing operations before income taxes	17,145	9,070
Provision for income taxes	4,029	4,044
Earnings from continuing operations	13,116	5,026
Loss from discontinued operations (net of income taxes)	-	(32)
Loss on sale of discontinued operations (net of income taxes)	-	(6)
Net earnings	13,116	4,988
Plus: Net loss attributable to noncontrolling interest	9	-
Net earnings attributable to Modine Manufacturing Company	$13,125	$4,988

Earnings from continuing operations attributable to Modine common shareholders:
Basic	$0.28	$0.11
Diluted	$0.28	$0.11

Net earnings attributable to Modine common shareholders:
Basic	$0.28	$0.11
Diluted	$0.28	$0.11

Weighted average shares outstanding:
Basic	46,361	46,040
Diluted	46,980	46,487

Comprehensive income (loss), which represents net earnings adjusted by the post-tax change in foreign-currency translation, the effective portion of cash flow hedges and change in benefit plan adjustment recorded in shareholders' equity, for the three month period ended June 30, 2011 and 2010, were $20,654 and ($18,007), respectively.

Condensed consolidated balance sheets (unaudited)

(In thousands)
	June 30, 2011	March 31, 2011
Assets
Cash and cash equivalents	$48,328	$32,930
Trade receivables - net	227,986	219,189
Inventories	131,817	122,629
Other current assets	58,592	52,877
Total current assets	466,723	427,625
Property, plant and equipment - net	434,838	430,295
Other noncurrent assets	59,044	59,019
Total assets	$960,605	$916,939

Liabilities and equity
Debt due within one year	$9,171	$9,087
Accounts payable	167,718	177,549
Other current liabilities	125,485	129,905
Total current liabilities	302,374	316,541
Long-term debt	178,228	138,582
Deferred income taxes	9,894	9,988
Other noncurrent liabilities	84,833	88,876
Total liabilities	575,329	553,987
Total equity	385,276	362,952
Total liabilities & equity	$960,605	$916,939

* Prior period results have been revised to reflect the correction of errors identified in fiscal 2011 which were immaterial to prior periods, but too significant to correct in the fourth quarter of fiscal 2011.

First Quarter Fiscal 2012 Results – Page 5

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)

(In thousands)
Three months ended June 30,	2011	2010 *

Cash flows from operating activities:
Net earnings	$13,116	$4,988
Adjustments to reconcile net earnings with net cash provided by operating activities:
Depreciation and amortization	14,952	14,467
Other - net	2,512	5,102
Net changes in operating assets and liabilities	(44,579)	(45,917)
Net cash used for operating activities	(13,999)	(21,360)

Cash flows from investing activities:
Expenditures for property, plant and equipment	(12,644)	(8,950)
Proceeds from dispositions of assets	761	3,757
Settlement of derivative contracts	269	(115)
Other- net	172	822
Net cash used for investing activities	(11,442)	(4,486)

Cash flows from financing activities:
Net increase in debt	39,499	19,555
Other - net	839	(426)
Net cash provided by financing activities	40,338	19,129

Effect of exchange rate changes on cash	501	(2,643)

Net increase (decrease) in cash and cash equivalents	15,398	(9,360)

Cash and cash equivalents at beginning of period	32,930	43,657

Cash and cash equivalents at end of period	$48,328	$34,297

Condensed segment operating results (unaudited)

(In thousands)
	Three months ended June 30,
	2011	2010 *
Sales:
Original Equipment - Asia	$21,265	$12,032
Original Equipment - Europe	166,842	132,174
Original Equipment - North America (a)	156,635	141,711
South America	47,921	36,843
Commercial Products (a)	34,148	27,749
Segment sales	426,811	350,509
Corporate and administrative	103	409
Eliminations	(9,051)	(5,386)
Total net sales	$417,863	$345,532

Operating income/(loss):
Original Equipment - Asia	$813	$(406)
Original Equipment - Europe	11,341	11,000
Original Equipment - North America (a)	10,819	10,541
South America	3,190	3,811
Commercial Products (a)	3,371	1,529
Segment operating income	29,534	26,475
Corporate and administrative	(9,592)	(9,710)
Eliminations	51	11
Operating income	$19,993	$16,776

*
Prior period results have been revised to reflect the correction of errors identified in fiscal 2011 which were immaterial to prior periods, but too significant to correct in the fourth quarter of fiscal 2011.

(a)
Segment operating results were retrospectively adjusted for comparative purposes to reflect the realignment of the Nuevo Laredo, Mexico facility into the Original Equipment – North America segment from the Commerical Products segment for the three months ended June 30, 2010.

First Quarter Fiscal 2012 Results – Page 6

Modine Manufacturing Company
Net debt (unaudited)

(In thousands)

	June 30, 2011	March 31, 2011
Debt due within one year	$9,171	$9,087
Long-term debt	178,228	138,582
Total debt	187,399	147,669

Less: cash and cash equivalents	48,328	32,930
Net debt	$139,071	$114,739

Free cash flow (unaudited)

(In thousands)

	Three months ended June 30,
	2011	2010
Net cash used for operating activities	$(13,999)	$(21,360)
Net cash used for investing activities	(11,442)	(4,486)
Free cash flow	$(25,441)	$(25,846)